Exhibit 99.1

IMUNON Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4)

LAWRENCEVILLE, N.J. (October 7, 2024) – IMUNON, Inc. (NASDAQ: IMNN) (the “Company”), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today announced that the Compensation Committee of the Company’s Board of Directors approved the grant of (i) inducement stock options to purchase a total of 60,000 shares of the Company’s common stock to one individual hired by Imunon during the fourth quarter of 2024 and (ii) inducement stock options to purchase a total of 50,000 shares of common stock to Susan Eylward, hired by Imunon as General Counsel and Secretary effective October 7, 2024 (collectively, the “Inducement Option Grants”). The Inducement Option Grants were approved in accordance with Nasdaq Listing Rule 5635(c)(4) and were made on October 7, 2024, as a material inducement to each employee’s entry into employment with the Company.

The Inducement Option Grants have an exercise price per share equal to the closing price of Imunon’s common stock as reported by Nasdaq on October 7, 2024. The Inducement Option Grants have a 10-year term and a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the grant date and the remaining underlying shares vesting annually such that they will be fully vested on the fourth anniversary of the grant date, subject to the applicable employee’s continued service with Imunon through each applicable vesting date.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the coding of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the delivery of DNA-coded viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed Phase 2 development. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has entered a first-in-human study of its COVID-19 booster vaccine (IMNN-101). IMUNON will continue to leverage these modalities and to advance the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s plans and expectations with respect to its business, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure of conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

IMUNON	LHA Investor Relations
David Gaiero	Kim Sutton Golodetz
978-376-6352	212-838-3777
dgaiero@imunon.com	kgolodetz@lhai.com

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